
   Schedule of Year-To-Date Principal and Interest Distributions
                           to
                  Certificateholders
                                                                              Ending
Class                   Interest             Principal      Losses           Balance
AI                     5,784,678.67      33,509,677.16         0.00        196,490,322.83
AII                    3,440,118.44       5,753,068.38         0.00        102,046,931.62
B                        113,561.36               0.00         0.00          3,883,755.08
RI                             0.00               0.00         0.00                  0.00
RII                            0.00               0.00         0.00                  0.00
RIII                           0.00               0.00         0.00                  0.00
